Exhibit 99.4

Q4 2022 Earnings Call Script February 24, 2023

Thank you, and good morning everyone. And welcome to Taboola’s fourth quarter 2022 earnings conference call. I’m here with Adam Singolda our Founder, and CEO; and Steve Walker our CFO. We issued our earnings materials today before the market and they are available in the Investors section of our website.

Now, I’ll quickly cover the safe harbor. Certain statements today, including our expectations for future periods are forward-looking statements. They are not facts and are subject to material risks and uncertainties described in our SEC filings. These statements are based on currently available information and we undertake no duty to update them, except as required by law. Today’s discussion is also subject to the forward-looking statement limitations in the earnings press release. Future events could differ materially and adversely from those anticipated.

During this call, we will use terms defined in the earnings release and refer to non-GAAP financial measures. For definitions and reconciliations to GAAP, please refer to the non-GAAP tables in the earnings release posted on our website.

With that, I’ll turn the call over to Adam.

Adam Singolda Prepared Remarks:

Thanks Rick. Good morning everyone and thank you all for joining us for our fourth quarter call.

We delivered solid financial performance in Q4 - we came in the middle of our guidance on all metrics, while Adjusted EBITDA was slightly ahead. For the full year 2022 we achieved $569.6M of ex-TAC, $156.7M of Adjusted EBITDA and positive Free Cash Flow.

Overall, 2022 was a challenging year, but also a year of significant accomplishments. I am very proud of our team at Taboola and the way we were able to manage through the macro environment, keep our heads down and execute. 2022 was the second best year we have had for signing new publisher partnerships, with over 90% higher new revenue per month than 2020 and 2021; we won a lot.

Great new publisher partners joined us, such as Conde Nast, Buzzfeed Japan, HuffPo, Prisa, Grupo Godó, Network18, United Internet Media, Dumont and Gendai. We won back publishers that had previously left us, such as Slate, Kicker, Ouest and more. We signed key renewals such as CBSi,Tegna, Fox Sports and BuzzFeed Brazil.

As you recall, our strategy is 2 fold - we want to be recommending anything users may like, content, commerce, over time apps, tv shows and more. We call that Taboola Anywhere.

The second part of our strategy is called Taboola Anywhere, which is taking our publisher content, technology and advertisers anywhere people spend their time - on OEM devices like Samsung, and Xiaomi as an example, but over time we want to bring our content to automobiles, home audio devices and more.

On the “Taboola Anywhere” front -- 2022 was a year when Taboola News, our version of “Apple News” but for Android devices, exceeded $50M in annual revenue, and it’s growing triple digits. We like that type of growth, as well the strategic value it has to our overall core business as publishers are getting more and more traffic from Taboola News.

As part of our “Taboola Anything” strategy, eCommerce gained meaningful momentum with Dynamic Creative Optimization (DCO) rolling out which was the main advertiser success stories for companies like Snap and Meta. Additionally, we recently announced that TIME.com will be launching our new Taboola Turnkey Commerce solution, which I will talk about a little later.

We finished the year with a transformative 30-year partnership with Yahoo. This is a 3 way partnership - it includes Yahoo advertisers buying Taboola network, building new contextual segments, and lastly - powering native advertising exclusively for nearly 900M users a month. This is really BIG.

2023 is assumed to be pre Yahoo rollout, while 2024 will have partial Yahoo contribution and meaningful gains. In 2023, we are guiding to 6% lower ex-TAC compared to 2022, Adjusted EBITDA of $70M and positive Free Cash Flow. There are 4 reasons for weaker year over year results:

First, Q1 and H1 of 2022 were uniquely strong as compared to how we ended 2022 due to the war in Europe and macro economics hitting the US. As part of that, we are entering 2023 with $50M less ex-TAC on a run rate basis than 2022. We expect to return to year-over-year growth in Q3 and Q4 as we lap hard comparables from 2022 H1.

Second, we are investing in a successful Yahoo transition, which will cost roughly $30M this year and includes people, servers, and infrastructure.

Third, we are investing in performance advertising, eCommerce, and header bidding. We believe these three growth investments will help us double and triple Taboola revenue when Yahoo launches.

And fourth, winning market share over time includes a net publisher pre-payment estimate of $15M this year. Like I mentioned last quarter, we see net pre-payments to publishers being insignificant to none over time as we continue to become even more strategic to their entire organization, so you should assume this is not a permanent part of the financial model.

Let me say that while it’s hard to accept declines this year, it’s very rare that management teams know what the future will look like and are willing to guide for it. 2024 will be a step change in revenue with Yahoo ramping. We expect to generate at least $200M in Adjusted EBITDA, and at least $100M in Free Cash Flow in 2024, and to be conservative - this assumes Yahoo is only being live by June of 2024, and no revenue in 2023. Obviously, we are working hard to beat those assumptions we’re sharing with you now.

That’s why we refer to 2023 as an investment year, we’re putting in meaningful resources this year for gains we feel strongly are coming next year and beyond.

Taking a step back, especially with Google and Meta now being less than 50% of the ad market and privacy concerns on the rise, advertisers will be looking for contextual advertising partners with scale. With the Yahoo partnership, we are one step further towards our long-term goal of becoming the largest open web advertising company in the world by revenue. We estimate we would have had roughly $2.5 billion of revenue in 2022 if Yahoo had been on our network and we were fully integrated as of the beginning of the year. That would have put us side by side to companies like Twitter, Snap, Pinterest and The Trade Desk - with mainly Google, Meta and Amazon much bigger than us. And Taboola is the only company to my knowledge at our size that is fully dedicated to the open web, serving both publishers and advertisers directly.

I’m convinced that - the open web will have a “walled garden strong” company that is going after our estimated $70B TAM, and I believe we are making meaningful steps towards that vision with Yahoo launching, as well as our growth engines materializing.

Let me provide a brief update on those growth engines, performance advertising, eCommerce and header bidding. These are where we have the most to gain as a company to further drive growth in years to come.

Our goal with our investments in performance advertising is to make Taboola the first and best choice for any performance advertisers that want to reach consumers in the Open Web. We are currently focusing our investments in four key areas. First, we are working on new bidding strategies that will help advertisers with different goals to be successful on our network. Previously, we had shared how SmartBid automates the bidding process for our advertising partners. Now we are working on enhancements to SmartBid that will allow advertisers to do things like set a target CPA and allow the algorithm to even set the initial bid, rather than just adjust the bid across the network as SmartBid did previously, or to maximize conversions, even at the expense of CPA targets. Second, we are working on new ways of finding high intent nuggets for very specific audiences in our supply. Third, we are investing in new ways to help advertisers drive clicks and conversions, such as with new creative formats and enhanced landing pages. For instance, we are currently working on Generative Artificial Intelligence that will help advertisers write more creative and appealing headlines and even generate new images from scratch.  If you can, please come see a demo of this amazing new generative AI technology at our Yahoo Deal Information Session on March 1 - it is really cool stuff.

Fourth, we are investing in technologies that will be smarter about how we match ads with users and especially how we ensure that advertisers see results as quickly as possible.

I just came back from a trip to Israel during which I spent time with our R&D teams working on this and I have to tell you - I was blown away about how passionate our 200 person tech team is, and about the future of the Taboola advertising platform. We have so much more that we can do.

We continue to see good progress with our investments in eCommerce as well. I mentioned the momentum we’re seeing with DCO, essentially Connexity retailers automatically place their product libraries on our network. It has allowed us to significantly grow the amount of eCommerce demand that shows up in our traditional Taboola placements, such as in the bottom of article feeds. We recently launched “eCommerce circulation widgets” to help drive users to commerce pages, which helps our publishers drive traffic from general news pages to high intent commerce pages.

We also just announced an exciting new initiative in eCommerce that we call Taboola Turnkey Commerce. This was the missing link to take our eCommerce business to the next level. Every publisher that wants to get into eCommerce, but has little or no content attractive to retailers, can now do it with Taboola. Taboola does all of the work for the publishers, from using our data to know which content makes sense for us to write on behalf of the publisher, we write the content, we drive traffic to it, we monetize it with the relationships with merchants and service providers. We are very excited to have announced our first two publisher partners for this initiative: TIME and Advance Publications through their NJ.com site. I don’t know of any other full stack eCommerce solution that can do this, while it’s still new for us, I can tell you publishers are calling us about this product left and right. Everybody wants a “NYTimes WireCutter” like business, and we will enable it.

Last but not least, we are investing heavily in header bidding. This is important to our future because this is one of the ways that we will expand beyond our traditional bottom of article placements and continue to grow our share of Open Web which is still dominated by display ads. Header bidding allows us to compete for this supply using our first party data, our unique CPC demand, and our proprietary technology that is able to predict which ads are likely to perform well, generate a profitable CPM-based bid. We launched this technology with our first partner, Microsoft, in April 2022 and we are generating hundreds of millions of dollars of revenue from that partnership. Since then, we have started beta testing the technology with an additional 50+ publisher partners and we are starting to see traction.

For the first time, we’re starting to see a few publishers generating a few millions of dollars a year from it on top of our core partnership, which increases our share of wallet, and our moat as we look to win new partnerships and expand existing relationships.

2023 will be a year of investment in our 30-year partnership to be the exclusive native advertising partner for Yahoo. This is big for us, big for Yahoo, and I think big for the advertising community. It will be very accretive to our financials, as we shared publicly - if this was live in 2022 it would have multiplied our free cash flow by 5x to north of $100M+ and add $150M of adjusted EBITDA.

We are full on in planning mode, and 2023 will require a lot of work and investment to make it a successful transition - just think about thousands of advertisers transitioning, many page types, employees, infrastructure, and more.

We expect the transition to occur in three phases. Currently, in Phase 0, we are designing the technology migration plan - you can think of this phase as designing the plumbing system between the two platforms so, when completed, advertisers on Yahoo’s platform can spend on Taboola’s supply and advertisers on Taboola’s platform can spend on Yahoo’s supply.

Soon, we will move to Phase 1 of the migration, in which we will build that plumbing system and “test the pipes” by starting to flow small amounts of demand between the platforms, move some of the supply and transition a small number of advertisers to test the experience. We expect Phase 1 to be complete in the second half of 2023.

Once we validate the pipes and our transition plans, Phase 2 will begin and will involve transitioning the advertisers and supply from Yahoo to Taboola. At this point, the migration will mostly be “blocking and tackling” but we still need to be thoughtful in the process because we want every advertiser making the transition to have a great experience and to thrive and grow on the Taboola platform - we don’t want to trade long-term gains for short-term revenue.

We expect Phase 2 to begin in the second half of 2023 and be completed sometime in 2024, at which point we will be fully ramped and will be able to focus on additional growth opportunities from our partnership with Yahoo.

We’re building our rockets this year, and in 2024 we will have liftoff. We will become bigger, more competitive, and I was never as excited about where we are and our future.

I’ll now pass it over to Steve, our CFO, to talk more about our financials.

Stephen Walker Prepared Remarks:

Thanks Adam and good morning everyone.

As Adam noted, our Q4 and Full Year 2022 results were within our guidance ranges. All metrics were above the midpoint of our guidance except ex-TAC Gross profit, which came in just below our midpoint.

For the full year, we finished 2022 with approximately $1.4 billion in Revenue, $570 million in ex-TAC Gross Profit and $157 million in Adjusted EBITDA. We had a Net Loss of $12 million and Non-GAAP Net Income of $91.4 million. We also generated positive Free Cash Flow for the year, generating $18.6 million of cash, despite the challenging macroeconomic conditions. I would note that 2022 was a banner year for us on the supply side of our business. On average in 2022, we brought in over 90% more new digital property partner revenue per month than we averaged in 2020 and 2021. Our churn rates for our digital property partners were also at historically low levels. In addition, we gained valuable new supply from Taboola News as we grew that business to over $50 million in revenue in 2022.

For the quarter, our Q4 Revenues were approximately $371 million, our ex-TAC Gross Profit $159 million, our Net Income $15.2 million and Non-GAAP Net Income $43.3 million. ex-TAC Gross Profit declined approximately 6% year over year, which included a drag of almost 5% from foreign currency exchange rate headwinds. Revenues were aided by the addition of approximately $35 million of new digital property partners, but were decreased by approximately $71 million decline in our existing digital property partners. The decline in our existing digital property partners, which is a very unusual occurrence for us, was caused by the global macroeconomic weakness and the resultant reductions in advertising budgets by many of our advertising partners.

Operating expenses were down around $17 million year over year. This decrease was primarily the result of our focus on cost reductions that started with decreased discretionary spending around mid-year and continued with our cost restructuring program announced in Q3.

We generated Adjusted EBITDA of $63.5 million in the quarter and approximately $157 million for the full year, both of which were in line with our expectations.

GAAP Net Income for the quarter of $15.2 million for Q4 and our GAAP Net Loss of $12 million for the full year included Intangibles Amortization of $16 million for the quarter and $64 million for the full year, Share-Based Compensation expenses, excluding the holdback related to the Connexity acquisition, of $13 million for the quarter and $64 million for the full year, and restructuring charges of $3 million for the full year, which were excluded from Non-GAAP Net Income. Our Non-GAAP Net Income of approximately $43 million for the quarter and approximately $91 million for the full year were both above the high end of our guidance ranges.

In terms of cash generation, we had approximately $20 million in operating cash flow in Q4 and approximately $53 million for the full year, with Free Cash Flow of around $14 million for the quarter and $19 million for the full year. That Free Cash Flow was after Net Publisher Prepayments of $3 million in Q4 and $15 million for the full year, as well as $6 million of interest payments on our long-term debt in the quarter and $21 million for the full year. I would also note that the combined balance of our Cash and cash equivalents plus our Short-term investments declined from approximately $319 million at the end of 2021 to approximately $263 million at the end of 2022. The decline is more than fully explained by our decision to repay approximately $61 million of our long-term debt. We decided to do this in Q4 because of rising interest rates. We have historically kept a relatively large amount of cash on our balance sheet in order to maintain operating flexibility in case certain opportunities came along that required large amounts of cash on short notice, for instance the acquisition of a distressed asset or a large publisher win that would necessitate a large upfront prepayment. You could think of the upside of this policy as maintaining option value. However, as the cost of maintaining this option has risen with rising interest rates, and given the fact that we now have a revolving credit facility to draw upon as well, we decided to pay down some of our long-term debt. We expect to retire $30 million to $40 million more of the debt in 2023.

Now let me shift to our forward looking guidance. I should note that our guidance assumes continued weakness in the macro environment at current levels for the rest of 2023, but not a significant worsening of the macro environment. As I mentioned earlier, the decline in our year-over-year Revenues and ex-TAC was the result of the macroeconomic softness that started in Europe at the end of Q1 and spread to the US and most of the rest of the world at the end of Q2. We had relatively normal seasonality in Q4, so that softness did not worsen, but it does mean that we entered 2023 at a much lower run rate than we had starting 2022. The way to see this is to look at our Q3 2022 numbers. Historically, Q3 contributes almost exactly 25% of our ex-TAC in a given calendar year, so if you multiply our Q3 ex-TAC by 4, that is a good estimate of our run rate entering the subsequent year. In Q3 2022, we had $129.3 million of ex-TAC, which means we entered 2023 with a run rate of around $517 million - over $50 million lower than our 2022 full year numbers.

This lower run rate of $517 million was the starting point for our 2023 projections. After applying our expected growth, we are guiding to full year Revenues of $1.42 billion to $1.47 billion and ex-TAC of $526 million to $546 million. This guidance does not currently include Revenues or ex-TAC from Yahoo. We have chosen not to include Yahoo Revenues or ex-TAC in our guidance because we have not finalized our planning process and therefore it is too early to accurately forecast when we should start seeing the revenue from that partnership. We will update as we progress through the year and have better visibility into that.

To that point, this year will be a significant investment year for us. We did factor in almost $30 million of cost related to Yahoo into our guidance. These expenditures will be required to support the transition of the Yahoo supply and advertiser relationships onto our platform. In addition, we recently announced an initiative called Taboola Turnkey Commerce with TIME as our initial partner. We believe this initiative will generate significant returns over time and meaningfully increase the growth rate in our eCommerce initiatives. We will invest $5-$10 million in this initiative in 2023.

These investments in Yahoo and Turnkey Commerce are on top of the investments that we are making in our top company priorities of performance advertising, header bidding and our other eCommerce initiatives. After the impact of these investments, we are guiding to $60 million to $80 million of Adjusted EBITDA and a Non-GAAP Net Income range of negative $10 million to positive $10 million.

Let me finish by saying that we are very confident that all of these investments will begin to pay off in 2024 and will continue to drive growth beyond next year. Adam has said many times internally that we are in a very unique position right now because it is rare for a company to have such a clear picture of what the future looks like and I agree with him. It is because of that confidence that we are comfortable guiding to Adjusted EBITDA in 2024 of over $200 million and Free Cash Flow of over $100 million. It is also important to note that 2024 will still only be a partial year for Yahoo, as that business will not be fully transitioned until mid-2024.

Please come to our Yahoo Deal Information Session on March 1 to hear more about what you can expect from that partnership. You can register on our investor website under the “Events” tab or by sending an email to investors@taboola.com.

With that, let’s open it up to questions.